Exhibit 99.1

OUTDOOR CHANNEL HOLDINGS RECEIVES UNSOLICITED ACQUISITION PROPOSAL

TEMECULA, Calif.—March 4, 2013—Outdoor Channel Holdings, Inc. (NASDAQ: OUTD)(the “Company” or “Outdoor Channel”) today acknowledged that it received an unsolicited, nonbinding, written proposal (the “Alternative Proposal”) from Kroenke Sports & Entertainment, LLC (“Kroenke”) to acquire all of its outstanding shares of common stock in an all-cash transaction at a price of $8.75 per share, subject to the completion of limited confirmatory due diligence and the execution of a definitive merger agreement.

The Company confirmed that Outdoor Channel’s board of directors (the “Board”) believes that the Alternative Proposal is bona fide and the Board, in consultation with its outside legal counsel and financial advisors, has determined in good faith that the Alternative Proposal would reasonably be expected to result in a “Superior Proposal” as such term is defined in the InterMedia Agreement. Accordingly, Outdoor Channel’s board has authorized discussions with Kroenke regarding the Alternative Proposal. There is no assurance that these discussions will result in a definitive agreement with Kroenke or a binding offer with respect to a transaction for Outdoor Channel by Kroenke, or of the timing of any such agreement or offer and the terms on which any such agreement or offer may be made.

As previously announced, Outdoor Channel entered into the Agreement and Plan of Merger, dated as of November 15, 2012 (the “InterMedia Agreement”), with InterMedia Outdoors Holdings, LLC, InterMedia Outdoor Holdings, Inc. (“IMOH”), Outdoor Merger Sub, LLC and Outdoor Merger Corp. pursuant to which Outdoor Channel stockholders would receive, pursuant to an election made by each stockholder, either (x) $8.00 in cash, without interest and subject to proration, (y) one share of IMOH common stock, subject to proration, or (z) a combination of (A) $4.46 in cash, without interest, and (B) that portion of a share of IMOH common stock equal to 0.443.

The Board advises stockholders not to take any action at this time with respect to the Alternative Proposal. The Board is not withdrawing its recommendation with respect to the InterMedia transaction, or proposing to do so, and is not making any recommendation with respect to the Kroenke proposal. At this time, the Board reaffirms its recommendation that Outdoor Channel’s stockholders vote in favor of the adoption of the InterMedia Agreement.

A copy of Kroenke’s proposal to Outdoor Channel will be filed with the Securities and Exchange Commission.

About Outdoor Channel Holdings, Inc.

The Company owns and operates Outdoor Channel and Winnercomm Inc. and offers programming that captures the excitement of hunting, fishing, shooting, adventure and the Western lifestyle and can be viewed on multiple platforms including high definition, video-on-demand, as well as on a dynamic broadband website. Winnercomm is one of America’s leading and highest quality producers of live sporting events and sports series for cable and broadcast television. The Company also owns and operates the SkyCam and CableCam aerial camera systems which provide dramatic overhead camera angles for major sports events, including college and NFL football.

Safe Harbor Statement

Certain matters discussed in this news release, with the exception of historical matters, may be forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. You should understand that the following important factors, in addition to those risk factors disclosed in the Company’s current and periodic reporting filed with the SEC and those discussed in “Risk Factors” in the Registration Statement on Form S-4 filed by IMOH with respect to the proposed transaction and in the documents which are incorporated by reference therein, could affect the future results of the Company and IMOH after the consummation of the transaction, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements:

•	failure of Company stockholders to adopt the merger agreement;

•	the risk that the businesses will not be integrated successfully;

•	the risk that synergies will not be realized;

•	the risk that the combined company following this transaction will not realize on its financing strategy;

•	litigation in respect of either company or the mergers; and

•	disruption from the mergers making it more difficult to maintain certain strategic relationships.

The Company also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. The Company undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

IMPORTANT INFORMATION FOR INVESTORS AND SECURITYHOLDERS

This communication is being made in respect of a proposed business combination involving Outdoor Channel and IMOTSC. In connection with the proposed transaction, the Registration Statement on Form S-4, as amended (Registration No. 333-185106), filed by IMOH on November 21, 2012 with the SEC, that includes the proxy statement of Outdoor Channel and that also constitutes a prospectus of IMOH, was declared effective on February 11, 2013.

On February 12, 2013, Outdoor Channel commenced the mailing of the definitive proxy statement/prospectus with respect to the transaction to stockholders of Outdoor Channel. OUTDOOR CHANNEL URGES INVESTORS TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS INCLUDED AND INCORPORATED THEREIN AND FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of the definitive proxy statement/prospectus and other documents filed with the SEC by Outdoor Channel through the web site maintained by the SEC at www.sec.gov. Free copies of the definitive proxy statement/prospectus and other documents filed with the SEC can also be obtained on Outdoor Channel’s website at www.outdoorchannel.com.

PROXY SOLICITATION

Outdoor Channel and its respective directors, executive officers and certain other members of management and employees may be soliciting proxies from Outdoor Channel stockholders in favor of the acquisition. A description of the interest of Outdoor Channel’s directors and executive officers in Outdoor Channel is set forth in the proxy statement/prospectus and the other documents included and incorporated by reference therein. You can find information about Outdoor Channel’s executive officers and directors in its annual report on Form 10-K filed with the SEC on March 9, 2012. You can obtain free copies of these documents from Outdoor Channel in the manner set forth above.

CONTACT: OUTDOOR CHANNEL HOLDINGS, INC.

For Company:

Tom Allen
Executive Vice President, Chief Operating Officer /
Chief Financial Officer
800-770-5750

For Investors:

Chris Plunkett
Brainerd Communicators, Inc.
212-986-6667

For Media:

Nancy Zakhary
Brainerd Communicators, Inc.
212-986-6667